ASSET PURCHASE AND SALE AGREEMENT

AMONG

SYS

AND

cVIDEO, INC.

AND

CERTAIN OF

THE STOCKHOLDERS OF

cVIDEO, INC.

_____________________

November 10, 2005

TABLE OF CONTENTS

ARTICLE I      THE ACQUISITION
1.1 Asset Purchase and Sale
1.2 Closing Date

ARTICLE II      PAYMENT OF ACQUISITION CONSIDERATION AND ASSUMPTION OF LIABILITIES
2.1 Acquisition Consideration
2.2 Earnout Consideration
2.3 Restrictive Legend
2.4 Assumption of Liabilities
2.5 Non-Assignable Obligations
2.6 Internal Revenue Code Election

ARTICLE III      REPRESENTATIONS AND WARRANTIES OF SYS
3.1 Organization and Standing
3.2 Corporate Power and Authority
3.3 Conflicts; Consents and Approvals
3.4 Actions
3.5 Available Shares
3.6 Capitalization of SYS
3.7 Brokerage and Finders’ Fees
3.8 SYS SEC Documents
3.9 Books and Records
3.10 No Undisclosed Liabilities
3.11 No Material Adverse Change
3.12 Disclosure

ARTICLE IV      REPRESENTATIONS AND WARRANTIES OF cVIDEO AND STOCKHOLDERS
4.1 Organization and Standing
4.2 Subsidiaries
4.3 Power and Authority
4.4 Capitalization of cVideo
4.5 Conflicts; Consents and Approvals
4.6 Brokerage and Finders’ Fees
4.7 Books and Records; Financial Statements
4.8 Compliance with Law
4.9 Actions
4.10 No Material Adverse Change
4.11 Taxes
4.12 Intellectual Property
4.13 Title to Assets and Properties
4.14 Employee Benefit Plans
4.15 Contracts
4.16 Labor Matters
4.17 Undisclosed Liabilities
4.18 Operation of cVideo’s Business; Relationships
4.19 Permits
4.20 Real Property
4.21 Environmental Matters
4.22 Accounts Receivable
4.23 Insurance
4.24 Product or Service Warranty
4.25 Data Protection Matters
4.26 Foreign Corrupt Practices Act
4.27 Government Contracts
4.28 Relations with Governments
4.29 No Existing Discussions
4.30 Review of SYS SEC Documents
4.31 Interested Party Transactions
4.32 Board Recommendation
4.33 Payments to Stockholders and Others
4.34 Disclosure

ARTICLE V      COVENANTS OF THE PARTIES
5.1 Mutual Covenants
5.2 Covenants of SYS
5.3 Covenants of cVideo

ARTICLE VI      CONDITIONS
6.1 Conditions to the Obligations of Each Party
6.2 Conditions to Obligations of cVideo and the Stockholders
6.3 Conditions to Obligations of SYS

ARTICLE VII      TERMINATION AND AMENDMENT
7.1 Termination
7.2 Effect of Termination

ARTICLE VIII      GENERAL SURVIVAL AND INDEMNIFICATION
8.1 Survival of Representations and Warranties
8.2 Indemnification

ARTICLE IX      MISCELLANEOUS
9.1 Notices
9.2 Interpretation
9.3 Counterparts
9.4 Entire Agreement
9.5 Third-Party Beneficiaries
9.6 Governing Law; Venue
9.7 Arbitration
9.8 Specific Performance
9.9 Assignment
9.10 Expenses
9.11 Severability
9.12 Amendment

EXHIBITS

List of Acquired Assets	Exhibit A
List of Assumed Liabilities	Exhibit B
List of Liabilities to be Paid at Closing	Exhibit C

SCHEDULES

cVideo Disclosure Schedule	Attached

AMENDMENT

FIRST AMENDMENT TO THE cVIDEO ASSET PURCHASE AND SALE AGREEMENT	Attached

STOCK ACQUISITION AGREEMENT

This Asset Purchase and Sale Agreement (this “Agreement”) is made and entered into as of November 10, 2005 by and among SYS, a California corporation (“Buyer” or “SYS”); cVideo, Inc., a Delaware corporation (“Seller” or “cVideo);” and Alfonso Tumini (“Tumini”), Nelson Faller, individually and as Trustee of the Faller Family Trust (“Faller”), Richard Sulpizio, individually and as Trustee of the Sulpizio Family Trust (“Sulpizio”), and Cubic Corporation, a Delaware corporation (“Cubic”), each of whom is a stockholder of cVideo, with regard to the acquisition by SYS of all of the assets and specified liabilities of cVideo, Inc. Such stockholders are referred to individually herein as a “Stockholder,”“Shareholder” or “cVideo Stockholder” and, collectively, as the “Stockholders,”“Shareholders” or “cVideo Stockholders.” cVideo and the Stockholders are sometimes collectively referred to herein as “the Seller Parties.”

PRELIMINARY STATEMENTS

WHEREAS, the respective Boards of Directors of SYS and cVideo have determined that the acquisition by SYS of all of the assets and certain specified liabilities of cVideo, in the manner contemplated herein (the “Acquisition”), is desirable and in the best interests of their respective stockholders and, by resolutions duly adopted, have approved this Agreement and the Acquisition;

WHEREAS, SYS, cVideo and the Stockholders desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition and also to prescribe various conditions to the Acquisition.

NOW, THEREFORE, in consideration of these premises and their promises hereinafter set forth, the parties hereto agree as follows:

ARTICLE I
THE ACQUISITION

1.1  Asset Purchase and Sale. Subject to the terms and conditions of this Agreement, and pursuant to a Bill of Sale delivered by Seller in a form and with a substance satisfactory to Buyer, at the Closing Seller shall sell, transfer, assign and deliver, and Buyer shall purchase, accept and receive, all right, title and interest in, to or arising from the “Acquired Assets” as defined below and all associated goodwill, free and clear of any and all security interests, mortgages, pledges, conditional sale and other title retention agreements, assessments, covenants, restrictions, commitments, liens, charges and encumbrances, obligations, liabilities and other burdens of every nature (collectively referred to as “Encumbrances”), in exchange for the “Acquisition Consideration” as defined in Paragraph 2.1 hereof. At least twelve (12) days before the Closing, Buyer shall give notice of the transfer of the Acquired Assets in the manner prescribed by Section 6107 of the California Uniform Commercial Code. For purposes of this Agreement, the term “Acquired Assets” shall mean any and all tangible and intangible assets, rights and interests owned, used, useful, acquired for use or held by Seller in connection with the conduct of Seller’s Business (as hereinafter defined) including goodwill and including, but not limited to, those types of assets listed on Exhibit A hereto, but excluding all Excluded Assets, which shall be defined as Seller’s corporate charter, qualifications to conduct business as a foreign corporation in any state, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates and all other documents relating to Seller’s corporate organization, maintenance or existence; and any of Seller’s rights under this Agreement or any other agreement between Seller and Buyer entered into before, on or after the date of this Agreement.

1.2  Closing Date. A closing (the “Closing”) shall be held at the offices of SYS’s counsel, Luce, Forward, Hamilton & Scripps LLP (“Luce Forward”), 600 West Broadway, Suite 2600, San Diego, California 92101, or such other place as the parties may agree on, as soon as practicable (but in any event within three (3) business days) following the date upon which all conditions set forth in Article VI have been satisfied or waived, or at such other date as SYS, on the one hand, and cVideo and the Stockholders, on the other hand, may agree, provided that the conditions set forth in Article VI have been satisfied or waived at or prior to such date. The date on which the Closing takes place is referred to herein as the “Closing Date.”

ARTICLE II
PAYMENT OF ACQUISITION CONSIDERATION AND
ASSUMPTION OF LIABILITIES

2.1  Acquisition Consideration. At the Closing SYS shall pay creditors of cVideo as described on Exhibit C, $1,407,000 and shall pay cVideo $50,000 (collectively, the “Acquisition Consideration”).

2.2  Earnout Consideration.

2.2.1  If revenues from the Business (as that term is defined in Section 2.2.2) for the period between the Closing Date and June 30, 2006 exceed $1,450,000, then SYS shall pay an additional $161,000 not later than August 15, 2006 to the persons and in the amounts described on Exhibit B in satisfaction of liabilities owed by cVideo.

2.2.2  If the revenues derived from the Business for the period between the Closing Date and June 30, 2006 exceed $2,000,000 (“Minimum Amount”), then SYS shall pay cVideo $1.00 for each $1.00 of revenue from the sale and integration of digital video recording applications and digital video recorders for surveillance and monitoring purposes (the “Business”) by SYS during the period from the Closing Date through December 31, 2006 in excess of $2,500,000 (the “Threshold Amount”) (the “Earnout Consideration”). SYS shall pay Earnout Consideration to Seller following the end of the fiscal quarter in which the Threshold Amount is achieved and each fiscal quarter thereafter in which Earnout Consideration continues to be earned, provided, however, that in the case of the fiscal quarter ending June 30, 2006, any Earnout Consideration shall be paid within 90 days of June 30, 2006. The maximum amount payable under this Section 2.2.2 shall be $2,675,000. In addition, consideration payable pursuant to this Section 2.2.2 shall be in restricted shares of SYS Common Stock. SYS Common Stock issued as part of any such payment shall be valued based on the average closing price of SYS Common Stock on its principal trading market over the last thirty business days of the applicable fiscal quarter. For the sake of clarity, if the Minimum Amount is not achieved by June 30, 2006, no amount shall be payable pursuant to this Section 2.2.2.

2.2.3  SYS Obligations. After the Closing and during the term of the earnout period, SYS shall use commercially reasonable efforts to (i) track the revenues of the Business and (ii) maintain and enhance the relationships which cVideo has with its customers, suppliers, lessees, licensees and other third parties as of the Closing Date. As the operator of the Business, as that term is defined in Section 5.3.4 of this Agreement, Buyer, at its sole discretion, may effect changes in the Business. Such changes may include, without limitation, increases or decreases in salaries, the employment or dismissal of personnel, the acceleration or delay of payments to creditors, the purchase or sale of inventory, the retention of independent contractors, the conduct of research and development, or any other business matter. Seller agrees that Buyer’s exercise of discretion in this regard in good faith shall not be a basis for challenging the determination of payments to cVideo. For purposes of this Section 2.2.5, a change shall be deemed to be in good faith if it is not made primarily to prevent the business from achieving the earnout period goals. Buyer may also, in its discretion, create a new operating plan for the business to reflect changes in the business, including changes in revenues.

2.2.4  Right to Audit and Inspect. A designee of cVideo shall have the right, upon reasonable prior notice and during normal business hours, to audit and inspect any and all books and records used by SYS for the purposes of determining the revenues of the Business for purposes of verifying earnout computation.

2.3  Restrictive Legend. The certificate evidencing SYS Common Shares issued pursuant to this Agreement shall bear the following legend in conspicuous type:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION WITHOUT AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

2.4  Assumption of Liabilities. Buyer shall not assume or pay, perform or discharge, any of Seller’s liabilities, obligations or duties whatsoever, except for those described in subparagraphs 2.4.1 and 2.4.2 below; provided, however, that Buyer shall not assume any such liability, obligation or duty (i) which results from any breach by Seller of any of its obligations, duties or commitments, (ii) for which, if known by Seller, a reserve or any other reference would have been required by generally accepted accounting principles, but which was omitted by Seller from the cVideo Financial Statements, (iii) which constitutes, or forms the basis of, a breach of any of Seller’s representations, warranties or covenants under this Agreement, or (iv) which is not assignable to Buyer pursuant to its terms, or is not validly assigned to Buyer at the Closing:

2.4.1  Customer Orders. All customer orders entered into in the ordinary course of business consistent with past practice; and

2.4.2  Executory Agreements. The accounts payable and the executory portion of those contracts, leases, license agreements, commitments and other agreements which are listed on Exhibit B to this Agreement, provided that Seller’s obligations specified on Exhibit C shall be paid at Closing by Buyer in the amounts specified directly to the applicable creditor.

2.5  Non-Assignable Obligations. If any customer, vendor or other party refuses or otherwise fails to give any consent necessary to assign or transfer to Buyer all of Seller’s rights and obligations under any contract, commitment, right or other agreement to be transferred to and assumed by Buyer under this Agreement, Buyer and Seller will cooperate with each other in any reasonable arrangement designed to provide Buyer with all benefits and obligations under such contract, commitment, right or agreement including, without limitation, for at least six (6) months following the Closing, (i) the purchase by Seller of any items required under any contract or order with any vendor, with Buyer agreeing to purchase such items from Seller upon the same terms as Seller acquired such items and (ii) the performance by Buyer as an independent contractor of all work necessary to fill any such customer order and to ship the product called for thereunder to the customer in question with the understanding that Seller will purchase such products from Buyer at the net price which Seller resells such products to such customer.

2.6  Internal Revenue Code Election. At its option, following the Closing Date SYS may make an election under Section 338 of the Internal Revenue Code of 1986, as amended, with regard to the Acquisition.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SYS

In order to induce cVideo and the Stockholders to enter into this Agreement, SYS hereby represents and warrants to cVideo and the Stockholders that the statements contained in this Article III are true, correct and complete, except as otherwise expressly set forth in this Article III as of the date hereof unless another date is expressly stated below.

3.1  Organization and Standing. SYS and each subsidiary of SYS is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of its state of incorporation with corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of SYS and each subsidiary of SYS is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect on SYS and its subsidiaries taken as a whole. SYS is not in default in the performance, observance or fulfillment of any provision of the SYS Articles of Incorporation, as amended (the “SYS Articles”), or the SYS Amended and Restated Bylaws, as amended, as in effect on the date hereof (the “SYS Bylaws”). SYS has heretofore furnished to cVideo complete and correct copies of the SYS Articles and the SYS Bylaws.

3.2  Corporate Power and Authority. SYS has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by SYS and constitutes the legal, valid and binding obligation of SYS enforceable against it in accordance with its terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

3.3  Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by SYS nor the consummation of the transactions contemplated hereby or thereby will:

3.3.1  conflict with, or result in a breach of any provision of, the SYS Articles or the SYS Bylaws or the governing documents of any subsidiary of SYS;

3.3.2  materially violate, or conflict with, or result in a material breach of any provision of, or constitute a material default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a material default under, or result in the creation of any material Encumbrance upon any of the properties or assets of SYS or any of its subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which SYS or any of its subsidiaries is a party (for purposes of this Agreement, “Encumbrance” means any charge, claim, mortgage, servitude, easement, right of way, equitable interest, lease or other possessory interest, conditional sale or other title retention arrangement, lien, pledge, security interest, preference, priority, right of first refusal or similar restriction);

3.3.3  materially violate any (i) order, writ, injunction, decree, statute, ruling, assessment, or arbitration or award of any Governmental Authority or (ii) Applicable Laws relating to SYS or any of its subsidiaries or their respective properties or assets; or

3.3.4  require any action or consent or approval of, or review by, or registration or filing by SYS or any of its affiliates with, any third party or any Governmental Authority, other than registrations or other actions required under federal and state securities laws as are contemplated by this Agreement.

3.4  Actions. There is no Action against SYS which questions the validity of this Agreement or any action taken or to be taken pursuant hereto. For purposes of this Agreement, “Action” means any action, arbitration, audit, examination, suit, proceeding, hearing or litigation, whether formal or informal, and whether public or private, commenced, brought, conducted or heard by or before, pending or threatened, or otherwise. Since July 1, 2001, neither SYS nor any of its subsidiaries has been subject to any order, writ, injunction or decree relating to its method of doing business or its relationship with past, existing or future users or purchasers of any goods or services.

3.5  Available Shares. SYS has a sufficient number of authorized but unissued or unreserved SYS Common Shares to pay the Earnout Consideration. Each share of SYS Common Stock constituting the Earnout Consideration has been duly authorized, and at the Closing, shall be validly issued, fully paid and nonassessable and not issued in violation of any preemptive or similar rights.

3.6  Capitalization of SYS.

3.6.1  The authorized capital stock of SYS consists of 48,000,000 common shares (the “SYS Common Stock”), 250,000 preferred shares (the “SYS Preferred Stock”), and 2,000,000 preference shares (the “SYS Preference Stock”). At the date of this Agreement, (i) 11,438,513 shares of SYS Common Stock are issued and outstanding, (ii) 1,956,297 shares of SYS Common Stock are reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issuable by SYS, not including SYS’s Stock Option and Stock Purchase Plans, (iii) 2,498,100 shares of SYS Common Stock are reserved for issuance under SYS’s Stock Option and Stock Purchase Plans, (iv) no shares of SYS Preferred Stock are issued and outstanding, and (v) no shares of SYS Preference Stock are issued and outstanding. The SYS Common Stock, the SYS Preferred Stock, and the SYS Preference Stock are referred to herein collectively as the “SYS Capital Stock.” Each outstanding share of SYS Capital Stock is duly authorized and validly issued, fully paid and nonassessable and has not been issued in violation of any preemptive or similar rights. The issuance and sale of all of the shares of SYS Capital Stock described in this Section 3.6 have been in compliance in all material respects with applicable federal and state securities laws.

3.7  Brokerage and Finders’ Fees. Neither SYS nor any stockholder, director, officer or employee thereof, has incurred or will incur on behalf of SYS or any of its affiliates, any brokerage, finders’ or similar fee in connection with the transactions contemplated by this Agreement other than to Smallcap Corporate Advisors, LLC.

3.8  SYS SEC Documents. SYS has filed with the U.S. Securities and Exchange Commission (the “Commission”) all forms, reports, schedules, statements and other documents (including exhibits and other information incorporated therein) required to be filed by it since July 1, 2003 under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such documents, as supplemented and amended since the time of filing, collectively, the “SYS SEC Documents”). No subsidiary of SYS is required to file any form, report, registration statement, prospectus or other document with the Commission. To the Knowledge of SYS, the SYS SEC Documents, including, without limitation, any financial statements or schedules included in the SYS SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively and, in the case of any SYS SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing): (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of SYS (including the related notes) included in the SYS SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any SYS SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-QSB of the Commission), and fairly present (subject, in the case of unaudited statements, to normal, recurring audit adjustments not material in amount) in all material respects the consolidated financial position of SYS and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Since July 1, 2003, SYS has maintained its books of account in accordance in all material respects with Applicable Law; and such books of account are complete and correct in all material respects, fairly and accurately reflect the income, expenses, assets and liabilities of SYS and its subsidiaries in all material respects, including the nature thereof and the transactions giving rise thereto, and provide a fair and accurate basis for the preparation of the financial statements of SYS included in the SYS SEC Documents.

3.9  Books and Records. Since July 1, 2003, SYS and its subsidiaries have, in all material respects, maintained their minute books, stock books, stock ledgers, quota registers and other local equivalents in accordance in all material respects with Applicable Law, sound business practices and the requirements of Section 13(b)(2) of the Exchange Act, including the maintenance of an adequate system of internal controls. The minute books of SYS and its subsidiaries contain accurate and complete records of all proceedings, consents and meetings held of, and corporate action taken by, their stockholders, the boards of directors, and committees of the boards of directors, and other governing bodies, as applicable, and no meeting of any such stockholders, board of directors, committee or other governing body has been held for which minutes have not been prepared and are not contained in such minute books. The books of account of SYS and its subsidiaries are complete and correct in all material respects, have been maintained in accordance with Applicable Law, fairly and accurately reflect the income, expenses, assets and liabilities of SYS and its subsidiaries, including the nature thereof and the transactions giving rise thereto, and provide a fair and accurate basis for the preparation of the SYS financial statements set forth in the SYS SEC Documents. The signatures appearing on all documents contained in such books of account are the true signatures of the persons purporting to have signed the same.

3.10  No Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the audited balance sheet of SYS as of June 30, 2005 or (b) as incurred after the date thereof in the ordinary course of business consistent with past practice, SYS and its subsidiaries do not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent, choate, inchoate or otherwise and whether due or to become due, that, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect on SYS and its subsidiaries taken as a whole.

3.11  No Material Adverse Change. Since June 30, 2005, there has been no material adverse change in the assets, liabilities, results of operations, business prospects, or financial condition of SYS or any event, occurrence or development that would reasonably be expected to have a Material Adverse Effect on SYS and its subsidiaries taken as a whole.

3.12  Disclosure. This Article III does not contain a material misstatement of fact or omit to state a fact necessary to make the facts which are stated herein, taken as a whole, not materially misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF cVIDEO AND STOCKHOLDERS

In order to induce SYS to enter into this Agreement, cVideo and the Stockholders jointly and severally represent and warrant to SYS that the statements contained in Sections 4.5, 4.6 and 4.32 of this Article IV, and cVideo, Tumini and Faller jointly and severally represent that the statements contained in this Article IV, are true, correct, and complete, in each case except as otherwise expressly set forth in this Article IV or in the Disclosure Schedule previously delivered by cVideo to SYS and incorporated herein by reference (the “cVideo Disclosure Schedule”), as of the date hereof and as of the Closing Date unless another date is expressly stated below or in the cVideo Disclosure Schedule.

4.1  Organization and Standing. cVideo is a corporation duly organized and validly existing under the laws of the State of Delaware with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. cVideo is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases, uses, or operates requires it to so qualify, be licensed or be in good standing except where the failure to be so qualified, licensed or in good standing in such jurisdiction would not have a Material Adverse Effect on cVideo or its business or properties taken as a whole. cVideo is not in default in the performance, observance or fulfillment of any provision of its Certificate of Incorporation (the “cVideo Articles”) or its Bylaws (the “cVideo Bylaws”), as in effect on the date hereof. cVideo has previously furnished to SYS complete and correct copies of the cVideo Articles and the cVideo Bylaws, each as in effect on the date hereof. Listed in Section 4.1 in the cVideo Disclosure Schedule is each jurisdiction in which cVideo is qualified or licensed to do business and whether cVideo is in good standing in each applicable jurisdiction as of the date of the Agreement.

4.2  Subsidiaries. cVideo does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise. cVideo is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

4.3  Power and Authority. cVideo has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and, subject to approval of the Acquisition and the transactions contemplated hereby by the stockholders of cVideo, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by cVideo have been duly authorized by all necessary corporate action on the part of cVideo, subject to approval of the Acquisition and the transactions contemplated hereby by the stockholders of cVideo. This Agreement has been duly executed and delivered by cVideo and the Stockholders and constitutes the legal, valid and binding obligation of cVideo and the Stockholders, enforceable against each of them in accordance with its terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

4.4  Capitalization of cVideo. The authorized capital stock of cVideo consists of 30,000,000 common shares (the “cVideo Common Stock”), 9,000,000 shares of Series 1 Preferred Stock (the “Series 1 Preferred Stock”) and 1,500,000 shares of Series 2 Preferred Stock (the “Series 2 Preferred Stock”). At the date of this Agreement, (i) 2,087,414, 6,044,341, and 1,236,642 shares of cVideo Common Stock, Series 1 Preferred Stock, and Series 2 Preferred Stock, respectively, are issued and outstanding, and (ii) no shares of cVideo Common Stock, Series 1 Preferred Stock, and Series 2 Preferred Stock are reserved for issuance upon the exercise or conversion of options, warrants or convertible securities. Each outstanding share of cVideo Capital Stock is duly authorized and validly issued, fully paid and nonassessable and has not been issued in violation of any preemptive or similar rights.

4.4.1  As of the date hereof, other than as set forth in clause 4.4(ii) above, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer by cVideo of any securities of cVideo, nor are there outstanding any securities which are convertible into or exchangeable for any shares of cVideo Capital Stock, and cVideo has no obligation of any kind to issue any additional securities or to pay for or repurchase any securities of cVideo or any predecessor. Set forth in Section 4.4.1 of the cVideo Disclosure Schedule is an accurate and complete list of the names of all holders of cVideo Capital Stock, and the number and class of shares held by each such cVideo stockholder. Set forth in Section 4.4.1 of the cVideo Disclosure Schedule is an accurate and complete list of the names of all holders of options, warrants or convertible instruments to purchase cVideo Capital Stock, the number of shares issuable to each such holder upon exercise of such option or warrant or the conversion of such convertible security, and the exercise or conversion price and vesting schedule with respect thereto.

4.4.2  cVideo has not agreed to register any securities of cVideo under the Securities Act or under any applicable securities law or granted registration rights to any person or entity.

4.5  Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by cVideo and the Stockholders, nor the consummation of the transactions contemplated hereby will:

4.5.1  conflict with, or result in a breach of any provision of, the cVideo Articles or the cVideo Bylaws;

4.5.2  violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any Encumbrance upon any of the properties or assets of cVideo under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which any Stockholder or cVideo is a party, including without limitation, any Contract;

4.5.3  violate any (i) order, writ, injunction, decree, ruling, assessment, arbitration, or award of any Governmental Authority or arbitrator or (ii) Applicable Laws relating to any Stockholder or to cVideo or any of its properties or assets; or

4.5.4  require any action or consent or approval of, or review by, or registration or filing by any Stockholder or cVideo or any of its affiliates with, any third party or any Governmental Authority, other than (i) approval of the Acquisition and the transactions contemplated hereby by the stockholders of cVideo and (ii) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement.

4.6  Brokerage and Finders’ Fees. Neither cVideo nor any stockholder, director, officer or employee thereof has incurred or will incur on behalf of cVideo or any Stockholder, any brokerage, finders’ or similar fee in connection with the transactions contemplated by this Agreement.

4.7  Books and Records; Financial Statements.

4.7.1  From its date of incorporation, the minute books, stock books and stock ledgers of cVideo (the “Books of Account”) have been maintained, in all respects, in accordance with Applicable Law. The signatures of cVideo personnel appearing on all documents contained in such Books of Account are the true signatures of the persons purporting to have signed the same, and complete and correct copies of such Books of Account have been provided to SYS.

4.7.2  Attached to Section 4.7.2 of the cVideo Disclosure Schedule, as previously delivered to SYS, are complete and correct copies of (i) the unaudited balance sheet of cVideo as of September 30, 2005, and the related statements of income and sources and uses of cash for the 9-month period then ended and (ii) the audited balance sheets of cVideo as of December 31, 2004, and December 1, 2003, and the related statements of income and sources and uses of cash for the 12-month periods then ended and the related reports of auditors (collectively, the “cVideo Financial Statements”). The cVideo Financial Statements (including the related notes) were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present (subject, in the case of unaudited statements, to normal, recurring audit adjustments not material in amount and to the absence of footnotes) the financial position of cVideo as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

4.7.3  Attached to Section 4.7.3 of cVideo Disclosure Schedule are projected financial results of the operation of cVideo’s business which have been delivered to SYS by cVideo and which have been relied upon by SYS in arriving at its decision to acquire cVideo. These projected financial results are based upon reasonable assumptions and represent the best judgment of cVideo’s management with regard to cVideo’s anticipated financial performance following its acquisition by SYS.

4.8  Compliance with Law. Except with respect to Applicable Laws discussed elsewhere in this Article IV, cVideo is in compliance, in all respects, and at all times since the date of its incorporation, has been in compliance, in all respects, with all Applicable Laws relating to cVideo or its businesses or properties, except where the failure to be in compliance with such Applicable Laws (individually or in the aggregate) would not have a Material Adverse Effect on cVideo, or where such noncompliance has been cured and is reasonably expected to have no material impact on the future business or operations of cVideo. cVideo has received no written notice of any pending investigation or review by any Governmental Authority with respect to cVideo and no such investigation or review is threatened, nor has any Governmental Authority indicated an intention to conduct the same.

4.9  Actions. Section 4.9 of the cVideo Disclosure Schedule sets forth each instance in which cVideo has filed or received written notice of an Action pending and each instance in which, to the Knowledge of the Stockholders, any Action is threatened against or by cVideo. Since the date of its incorporation, cVideo has not received written notice of cVideo being subject to any order, writ, injunction or decree relating to its method of doing business or its relationship with past, existing or future users or purchasers of any goods or services.

4.10  No Material Adverse Change. Since January 1, 2005, there has been no material adverse change in the assets, liabilities, results of operations, business prospects, or financial condition of cVideo or any event, occurrence or development that would reasonably be expected to have a Material Adverse Effect on cVideo.

4.11  Taxes.

4.11.1  With regard to federal and state taxes:

(i)  cVideo has filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by cVideo prior to the date hereof;

(ii)  All such Tax Returns referred to in clause 4.11.1(i) above were true and correct (except for such inaccuracies which are individually, and in the aggregate, not material) and cVideo has paid or, prior to the Closing Date, will pay within the time and manner prescribed by Applicable Law, all Taxes, interest and penalties required to be paid in respect of the periods covered by such Tax Returns due to any federal, state, foreign, local or other Tax authority;

(iii)  cVideo has no liability for Taxes that is in excess of the amount reserved on the cVideo Financial Statements;

(iv)  cVideo has not requested or filed any document having the effect of causing any extension of time within which to file any returns in respect of any fiscal year which have not since been filed;

(v)  cVideo has not received written notice of any currently due and payable deficiency for any Tax from any Tax authority;

(vi)  cVideo has not received written notice that it is the subject of any currently ongoing Tax audit;

(vii)  As of the date of this Agreement, cVideo has not received written notice from any Tax authority of any pending requests for waivers of the time to assess any Tax, other than those made in the ordinary course and for which payment has been made;

(viii)  cVideo has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(ix)  There are no recorded Encumbrances with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of cVideo (other than liens for Taxes not yet due and/or delinquent); and

(x)  No written claim has ever been received by cVideo from a Governmental Authority in a jurisdiction where cVideo does not file Tax Returns that cVideo is or may be subject to taxation by that jurisdiction.

4.11.2  cVideo is not obligated by any Contract, agreement or other arrangement to indemnify any other person with respect to Taxes. cVideo is not now or has ever been a party to or bound by any agreement or arrangement (whether or not written and including, without limitation, any arrangement required or permitted by law) binding cVideo that (i) requires cVideo to make any Tax payment to or for the account of any other person, (ii) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of cVideo, or (iii) requires or permits the transfer or assignment of income, revenues, receipts or gains to cVideo, from any other person.

4.11.3  Except as set forth in Section 4.11.3 of the cVideo Disclosure Schedule, cVideo has withheld and paid over all Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

4.11.4  cVideo has not agreed to make, or has received any written notice from the Internal Revenue Service proposing that cVideo make, any adjustments pursuant to Sections 263A or 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by cVideo, and cVideo has no application pending with any Governmental Authority requesting permission for any changes in accounting methods that relate to the business or operations of cVideo.

4.11.5  cVideo has not requested any private letter ruling of the Internal Revenue Service or comparable ruling of other Governmental Authorities.

4.11.6  The Tax Returns of cVideo for the fiscal years ended 2005 and 2004, complete and correct copies of which are attached to Section 4.11.6 of the cVideo Disclosure Schedule, list all deductions giving rise to any current-year Tax loss set forth on the applicable Tax Returns and the amount of each such Tax loss in each jurisdiction.

4.11.7  Except for the group for which cVideo is presently a member, if any, cVideo has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than as a common parent corporation, within the meaning of Section 1504 of the Code (or any similar provision of state or local law), except where cVideo was the common parent corporation of such affiliated group.

4.11.8  cVideo has no liability for the Taxes of any person other than any of cVideo under Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

4.11.9  All elections with respect to the Tax Returns are reflected in the Tax Returns.

4.11.10  cVideo is not or has not been, a United States real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

4.11.11  cVideo is nor or has nor been a party to any joint venture, partnership, or other agreement that would be treated as a partnership for U.S. federal income tax purposes.

4.11.12  cVideo has not participated in an international boycott as defined in Section 999 of the Code (or any similar provision of state, local or foreign law).

4.11.13  As used in this Agreement, “Tax Returns” means all federal, state, local and foreign Tax returns, declarations, schedules, information returns, reports and forms, and any amendments to any of the foregoing relating to Taxes, required to be filed with any Governmental Authority responsible for the imposition or collection of Taxes.

4.11.14  As used in this Agreement, “Tax” or “Taxes” means (i) any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, premium, sales and use, ad valorem, transfer, gains, profit, windfall profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, employment, disability, payroll, license, estimated, customs duties, severance or withholding taxes, other taxes or similar charges of any kind imposed by a Governmental Authority and includes any interest and penalties (civil or criminal) on or additions to any such taxes or in respect of a failure to comply with any requirement relating to any Tax Return and any expenses incurred in connection with the determination, settlement or litigation of any tax liability.

4.12  Intellectual Property.

4.12.1  Set forth in Section 4.12.1 of the cVideo Disclosure Schedule is an accurate and complete list of (i) all foreign and domestic patents, patent applications, invention disclosures, trademarks, service marks, trade names, internet domain names (and any registrations or applications for registration for any of the foregoing trademarks, service marks, trade names and internet domain names) and all copyright applications and registrations and all other material Intellectual Property rights owned by cVideo, (ii) all agreements with respect to which cVideo received gross revenue of at least $5,000 during the 18-month period from January 1, 2004 to June 30, 2005, which concern any of its Intellectual Property, and (iii) all material non-customer agreements to which cVideo is a party which concerns any of its Intellectual Property.

4.12.2  With regard to Intellectual Property:

(i)  To the Knowledge of the Seller Parties, cVideo owns the Intellectual Property free and clear of any Encumbrances, or has sufficient rights to use the Intellectual Property as it is currently being used by cVideo;

(ii)  No written claim of invalidity or ownership with respect to the Intellectual Property has been received by cVideo from any third party and no Intellectual Property is the subject of any pending or threatened Action;

(iii)  To the Knowledge of the Seller Parties, neither cVideo nor any licensee of cVideo is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how;

(iv)  All fees, annuities, royalties, honoraria and other payments which are due from cVideo on or before the date of this Agreement for any of the Intellectual Property have been paid;

(v)  To the Knowledge of the Seller Parties, except as limited by the terms of any license relating thereto, the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, disposal, modification, display, transmission or publishing of any process, machine, manufacture, composition of matter, or material related to any part of the Intellectual Property does not and will not infringe in any material respect any domestic or foreign patent, trademark, service mark, trade name, copyright, moral right or other intellectual property right of any third party, and does not and will not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party;

(vi)  To the Knowledge of the Seller Parties, no unexpired foreign or domestic patents or patent applications exist that are adverse to the interests of cVideo;

(vii)  To the Knowledge of the Seller Parties, there exists no (A) prior act of cVideo or any third party that would void or invalidate any of the Intellectual Property or (B) conduct or use by cVideo or any third party that would void or invalidate any of the Intellectual Property; and

(viii)  The execution, delivery and performance of this Agreement by cVideo and the Stockholders, and the consummation of the transactions contemplated hereby, will not materially breach, violate or conflict with any instrument or agreement relating to the Intellectual Property to which cVideo is a party, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Intellectual Property or in any way impair the right of cVideo, to make, use, sell, license or dispose of, distribute, modify, display or transmit or to bring any action for the infringement of, any Intellectual Property.

4.12.3  cVideo has taken commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of (i) all trade secrets and (ii) to the extent required by Applicable Law, patent applications and their related inventions prior to the issuance of a patent registration contained in the Intellectual Property.

4.12.4  As used in this Agreement, “Intellectual Property” means all domestic or foreign patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, logos, know-how, internet domain names, copyrights, trademark registrations and applications, service marks, service mark registrations and applications, trade names, trade dress, copyright registrations, customer lists, marketing and customer information, licenses, technical information (whether confidential or otherwise), software, and all documentation thereof, in each case that is owned by, or licensed to cVideo (other than third-party “click wrap or “shrink wrap” software licenses, as to which cVideo makes no representations or warranties) on the date hereof.

4.13  Title to Assets and Properties. cVideo has good, valid, and marketable title to, or a valid leasehold interest in, and unrestricted possession (other than under the terms of relevant leases) of, the assets and properties used by cVideo, located on its premises or shown on the cVideo Financial Statements, free and clear of all Encumbrances, except for assets and properties disposed of in the ordinary course of business since January 1, 2005. Such assets and properties are sufficient to carry on the business of cVideo as it is currently being conducted and as it is proposed to be conducted.

4.14  Employee Benefit Plans.

4.14.1  With respect to each cVideo Plan, cVideo has made available to SYS a correct and substantially complete copy of the following (where applicable): (i) each writing constituting a part of such cVideo Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three most recently filed Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the Internal Revenue Service, if any.

4.14.2  The Internal Revenue Service has issued a favorable determination letter with respect to each cVideo Plan that is intended to be a Qualified Plan and, to the Knowledge of the Seller Parties, there are no existing circumstances or any events that have occurred that could adversely affect the qualified status of any cVideo Plan that is a Qualified Plan or the related trust.

4.14.3  All contributions required to be made by cVideo to any cVideo Plan by Applicable Laws or by any cVideo Plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any cVideo Plan, for any period through the date hereof, have been made or paid in full.

4.14.4  Each cVideo Plan has been maintained and administered in material compliance with its terms and Applicable Law, including ERISA and the Code. There is not now, and there are no existing circumstances that could reasonably be expected to give rise to, any requirement for the posting of security with respect to a cVideo Plan or the imposition of any Encumbrance on the assets of cVideo under ERISA or the Code with respect to a cVideo Plan.

4.14.5  cVideo has not, at any time within six years before the date hereof, maintained, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan or any plan covered by Section 412 of the Code or Title IV of ERISA.

4.14.6  To the Knowledge of the Seller Parties, there does not now exist, and there are no existing circumstances that could reasonably be expected to result in, any Controlled Group Liability that would be a liability of cVideo following the Closing. Without limiting the generality of the foregoing, cVideo has not engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

4.14.7  Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA (or other Applicable Law pertaining to COBRA or Cal-COBRA), cVideo has no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof and there has been no communication to employees of cVideo that promises or guarantees such employees retiree health or life insurance benefits or other retiree death benefits.

4.14.8  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of cVideo (other than the acceleration of vesting of stock options or warrants which may, however, terminate upon the Closing). Without limiting the generality of the foregoing, no amount paid or payable by cVideo in connection with the transactions contemplated hereby, either solely as a result thereof or as a result of such transactions in conjunction with any other events, will be an “excess parachute payment” within the meaning of Section 280G of the Code.

4.14.9  cVideo has not received written notice of any pending, and to the Knowledge of the Seller Parties there are no threatened, claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted against the cVideo Plans, any fiduciaries thereof with respect to their duties to the cVideo Plans, or the assets of any of the trusts under any of the cVideo Plans that would reasonably be expected to result in any material liability of cVideo to the Pension Benefit Guaranty Corporation, the US Department of Treasury, the US Department of Labor or any Multiemployer Plan.

4.14.10  Section 4.14.10 of the cVideo Disclosure Schedule sets forth the names of all directors and officers of cVideo, the names of each employee of cVideo, and the total current salary, bonus eligibility, and fringe benefits and perquisites that each such director, officer and employee is expected to receive in the fiscal year ending December 31, 2005 based on current compensation arrangements. Section 4.14.10 of the cVideo Disclosure Schedule also sets forth the liability of cVideo for deferred compensation under any deferred compensation plan, excess plan or similar arrangement (other than pursuant to Qualified Plans) to each such director, officer and employee, together with the value, as of the date specified thereon, of the assets (if any) set aside in any grantor trust(s) to fund such liabilities. There are no other forms of compensation paid to any such director, officer or employee of cVideo. No officer, director, or employee of cVideo, or any immediate family member of any of the foregoing, provides or causes to be provided to cVideo any assets, services or facilities and cVideo does not provide or cause to be provided to any such officer, director, or employee, or any immediate family member of any of the foregoing, any assets, services or facilities.

4.14.11  As used in this Agreement, the following terms have the meanings given below:

(i)  “Benefit Obligation” means cVideo’s aggregate financial liability to provide all current, projected and contingent benefits to an employee, or such employee’s beneficiaries or dependents, as the case may be, under the terms of any of the cVideo Plans, regardless of whether an amount less than such aggregate financial liability is reflected on cVideo’s financial statements under applicable accounting rules.

(ii)  “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under section 302 of ERISA, (iii) under sections 412 and 4971 of the Code, (iv) resulting from a violation of the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code or the group health plan requirements of Section 701 et seq. of ERISA, and (v) under corresponding or similar provisions of foreign laws or regulations, in each case other than pursuant to the cVideo Plans.

(iii)  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iv)  “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA. As of the date hereof, cVideo has no ERISA Affiliates.

(v)  “cVideo Employee” means a person who is, as of the Closing Date, an active or inactive employee of cVideo.

(vi)  “cVideo Plans” means all employee benefit plans, programs and other arrangements providing benefits to any current or former employee, officer, director or consultant (or any beneficiary or dependent thereof) in respect of services provided to cVideo, and whether covering one person or more than one person, sponsored or maintained by cVideo or to which cVideo contributes (or is obligated to contribute) or has any liability. Without limiting the generality of the foregoing, the term “cVideo Plans” includes each “employee pension benefit plan” as defined in Section 3(2) of ERISA, each “employee welfare benefit plan” as defined in Section 3(1) of ERISA, and each agreement, plan, program, fund, policy, contract or arrangement (whether written or unwritten) providing compensation, benefits, pension, retirement, superannuation, profit sharing, stock bonus, stock option, stock purchase, phantom or stock equivalent, bonus, thirteenth month, incentive, deferred compensation, hospitalization, medical, dental, vision, vacation, life insurance, death benefit, sick pay, disability, severance, termination, indemnity, redundancy pay, educational assistance, holiday pay, housing assistance, moving expense reimbursement, fringe benefit or similar employee benefits covering any employee, former employee, or the beneficiaries and dependents of any employee or former employee, regardless of whether it is mandated under local law, voluntary, private, funded, unfunded, financed by the purchase of insurance, contributory or non-contributory.

(vii)  “Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA. As of the date hereof, cVideo has no Multiemployer Plans.

(viii)  “Multiple Employer Plan” means a plan that has two or more contributing sponsors at least two of whom are not under “common control” within the meaning of Section 4063 of ERISA. As of the date hereof, cVideo has no Multiple Employer Plans.

(ix)  “Qualified Plan” means a “qualified plan” within the meaning of Section 401(a) of the Code.

4.15  Contracts.

4.15.1  Section 4.15.1 of the cVideo Disclosure Schedule lists each, and cVideo has provided SYS with correct and complete copies of each, Contract (“Contract” means all written or oral contracts, agreements, guarantees, licenses and executory commitments, other than cVideo Plans and real property leases) to which cVideo is a party as of the date hereof and which falls within any one or more of the following categories:

(i)  Contracts not entered into in the ordinary course of cVideo’s business and that involve expenditures or receipts by cVideo of $5,000 per month;

(ii)  joint venture, partnership, strategic alliances and other Contracts (however named) involving a sharing of profits, losses, costs or liabilities;

(iii)  leases for equipment or other personal property assets;

(iv)  Contracts with respect to which cVideo received gross revenue of at least $10,000 from the date of its incorporation through September 30, 2005;

(v)  Contracts containing covenants purporting to limit the freedom of cVideo to compete in any line of business or in any geographic area or to hire any individual or group of individuals (including without limitation any software license agreements that authorize or permit cVideo to use the applicable software only in particular business lines, languages, or geographic areas);

(vi)  Contracts providing for the settlement of disputed claims (including disputed dollar amounts) with third parties;

(vii)  powers of attorney that are currently outstanding;

(viii)  Contracts entered into other than in the ordinary course of business that contain or provide for an express undertaking to be responsible for consequential damages;

(ix)  Contracts which contain minimum purchase conditions in excess of $10,000 or requirements or other terms that restrict or limit the purchasing relationships of cVideo;

(x)  Contracts relating to any outstanding commitment for capital expenditures in the aggregate in excess of $25,000;

(xi)  Contracts with any labor organization, union, employee representative or group of employees;

(xii)  indentures, mortgages, promissory notes, loan agreements, guarantees of borrowed money, letters of credit or other agreements, instruments or commitments for the borrowing or the lending of money;

(xiii)  Contracts providing for the creation of any Encumbrance upon any of the assets of cVideo;

(xiv)  Contracts involving annual revenues to the business of cVideo in excess of 2.5% of cVideo’s annual revenues during either of its past two fiscal years;

(xv)  Contracts providing for “earn-outs,”“savings guarantees,”“performance guarantees,” or other contingent payments involving more than $10,000 per year or $50,000 over the term of the Contract;

(xvi)  Contracts with or for the benefit of (A) any corporate affiliate of cVideo or (B) any immediate family member of any shareholder, director or officer of cVideo;

(xvii)  Contracts involving payments by cVideo of more than $5,000 in any one month during the past 6 months;

(xviii)  any Contracts that purport to limit the ability of the directors, officers, agents or employees of cVideo to engage in or continue any conduct, activity or practice relating to the business of cVideo, or assign to cVideo any rights to any invention, improvement or discovery;

(xix)  any cost-sharing, tax-sharing or transfer pricing agreements between cVideo and any related or unrelated party;

(xx)  each amendment, supplement and modification with respect to any of the foregoing; and

(xxi)  any proposal to enter into any of the foregoing.

4.15.2  All such Contracts are valid, binding and enforceable obligations of cVideo and each other party thereto.

4.15.3  Neither cVideo nor any other party thereto is in violation of or in default in respect of, nor, to the Knowledge of the Seller Parties, has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any such Contract. cVideo has not received a notice or other communication claiming a breach on its part of any Contract or a right of offset against amounts due it under any Contract or a right of termination of any Contract. To the Knowledge of the Seller Parties, no employee of cVideo has attempted to direct any Contract to any third party.

4.15.4  As of the date hereof, cVideo is not engaged in any renegotiation of and, to the Knowledge of the Seller Parties, neither cVideo nor any third party thereto has any outstanding rights to renegotiate, any material amounts paid or payable under such Contracts.

4.16  Labor Matters.

4.16.1  cVideo is not a party to any collective bargaining agreement or labor union contract and is not required to consult or negotiate with any local works council, union, labor board or any Governmental Authority concerning the transactions contemplated by the Agreement.

4.16.2  Set forth in Section 4.16.2 of the cVideo Disclosure Schedule is a list of each agreement to which cVideo is a party pursuant to which any individual employed by cVideo or otherwise performing services primarily for cVideo receives compensation in excess of $20,000 per annum, and cVideo has furnished or made available to SYS complete and correct copies of any such agreements in writing. cVideo has not breached or otherwise failed to comply with any provisions of any agreement set forth therein and, to the Knowledge of the Seller Parties, there are no grievances outstanding thereunder. There is no labor strike, dispute or stoppage pending or, to the Knowledge of the Seller Parties, threatened against cVideo. To the Knowledge of the Seller Parties, no campaign or other attempt for recognition is pending by any labor organization or employee with respect to employees of cVideo.

4.16.3  cVideo is in compliance with Applicable Laws and its own policies respecting employment and employment practices, terms and conditions of employment, wages and hours, equal opportunity, equal pay, civil rights, labor relations, immigration, occupational health and safety, and payroll and wage taxes.

4.16.4  As of the date of this Agreement and except as required by Applicable Law, (i) cVideo is not a party to any outstanding employment agreements or contracts with officers, managers and directors (or foreign equivalents) or cVideo Employees that are not terminable at will, or that provide for the payment of any bonus or commission; and (ii) cVideo is not a party to any agreement, policy or practice that will require it to pay termination or severance pay to salaried, non-exempt or hourly cVideo Employees after the Closing.

4.16.5  To the Knowledge of the Seller Parties, no employee of cVideo currently intends to terminate his employment with cVideo.

4.17  Undisclosed Liabilities. cVideo has no liabilities or obligations of any nature, whether absolute, accrued, contingent, choate, inchoate or otherwise and whether due or to become due, other than (a) liabilities disclosed to SYS in the cVideo Financial Statements, and (b) liabilities contemplated by this Agreement and/or set forth in the cVideo Disclosure Schedule.

4.18  Operation of cVideo’s Business; Relationships.

4.18.1  Since the date of its incorporation, cVideo has not, except in the ordinary course of business consistent with past practice, engaged in any transaction which, if done after execution of this Agreement, would violate in any material respects Section 5.3.1.

4.18.2  Since January 1, 2005, no customer of cVideo has indicated to cVideo that such customer will stop or decrease purchasing materials, products or services from cVideo and no supplier of cVideo has indicated to cVideo that such supplier will stop or decrease the supply of materials, products or services to cVideo.

4.19  Permits. cVideo is in possession of all licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders legally required in each jurisdiction to own, lease and operate its properties and to carry on its business as currently conducted, including under any applicable Environmental Laws (collectively, the “Permits”) except where the failure to have a Permit would not have a material Adverse Effect on cVideo as a whole. cVideo has not received notice of any Action pending, and to the Knowledge of the Seller Parties, no Action is threatened, regarding any of the Permits which, if successful, would reasonably be expected to have a Material Adverse Effect on cVideo. cVideo is not in conflict with, or in default or violation of, any of the Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on cVideo.

4.20  Real Property.

4.20.1  cVideo does not own any real property.

4.20.2  Section 4.20.2 in the cVideo Disclosure Schedule lists each lease for real property to which cVideo is a party (each a “Lease”). cVideo does not sublease any real property. cVideo has delivered to SYS a substantially correct and complete copy of each Lease. With respect to each Lease:

(i)  the Lease is legal, valid, binding, enforceable, and in full force and effect with respect to cVideo, and, to the Knowledge of the Seller Parties, with respect to the other party thereto, the Lease is legal, binding, enforceable, and in full force and effect;

(ii)  no party to the Lease is in breach or default thereunder, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iii)  cVideo has not, and to the Knowledge of the Seller Parties, no other party thereto has, repudiated any provision thereof;

(iv)  cVideo has not received written notice of any disputes with respect thereto, and cVideo is not party to any oral agreements or forbearance programs in effect as to the Lease;

(v)  cVideo has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold; and

(vi)  to the Knowledge of the Seller Parties, the facility leased under the Lease has received all approvals of Governmental Authorities (including Permits) required to be received by cVideo in connection with the operation thereof and have been operated and maintained by cVideo in accordance with Applicable Laws.

4.21  Environmental Matters. With regard to environmental matters:

4.21.1  The properties, operations and activities of cVideo are in compliance in all material respects with all applicable Environmental Laws and all past noncompliance of cVideo with any applicable Environmental Laws has been resolved without any pending, ongoing or future obligation, cost or liability;

4.21.2  cVideo has not received notice of any pending Action by or before any court or Governmental Authority under any Environmental Law, and to the Knowledge of the Seller Parties, no such Action is pending or threatened and there is no basis for any present or future Action against it that may reasonably be likely to lead to any liability;

4.21.3  There has been no release, discharge or emission of any Hazardous Material into the environment in material violation of applicable Environmental Laws by cVideo in connection with its currently leased or formerly leased properties or operations that would be reasonably likely to have a Material Adverse Effect on cVideo; and

4.21.4  There has been no material exposure in violation of applicable Environmental Laws of any person or property to any Hazardous Material in connection with the properties, operations and activities of cVideo that would be reasonably likely to have a Material Adverse Effect on cVideo.

4.21.5  For purposes of this Agreement, the term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

4.21.6  For purposes of this Agreement, the term “Hazardous Materials” means chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes as those terms are defined or identified in any Environmental Law or regulated by any Permit required by applicable Environmental Law, including but not limited to petroleum products or by-products, asbestos, and polychlorinated materials.

4.22  Accounts Receivable. The accounts and notes receivable reflected in the cVideo Financial Statements (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, (iii) are not subject to valid set-off or counterclaim, and (iv) are collectible in the ordinary course of business consistent with past practice in the amounts recorded thereof.

4.23  Insurance. Section 4.23 of the cVideo Disclosure Schedule lists all insurance policies pursuant to which cVideo is presently insured and during each of the past three calendar years has been insured (each, an “Insurance Policy” and, collectively, the “Insurance Policies”). Each Insurance Policy is, in all material respects, in full force and effect in accordance with its terms and all premiums reflected on invoices received by cVideo to date have been paid in full. No written notice of cancellation with respect to any Insurance Policy has been received by cVideo and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder. cVideo is a “named insured” or an “insured” under each Insurance Policy. cVideo has not been refused any insurance, nor has the coverage of cVideo been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past three years. The Insurance Policies are of the type and in the amounts that would reasonably be expected to be maintained in the ordinary course of business for similarly situated companies in the same or a similar industry.

4.24  Product or Service Warranty. Within the three years prior to the date hereof: (a) each product or service sold or delivered by cVideo has been in material conformity with any applicable express and implied warranties, (b) cVideo has no current liability for damages in connection with any such warranty (and there is no basis for any present or future Action against it that may reasonably be likely to lead to any liability) and (c) no product or service sold or delivered by cVideo is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale given by cVideo, if any, or as required by Applicable Law.

4.25  Data Protection Matters.

4.25.1  cVideo has not received notice of any existing or pending, and to the Knowledge of the Seller Parties, there is no threatened, Action against cVideo by or before any court or Governmental Authority under any Data Protection Law.

4.25.2  As used in this Agreement, the term “Data Protection Laws” means all federal, state, local or foreign laws, statutes, orders, rules, regulations, policies or guidelines, or judgments, decisions or orders entered by any Governmental Authority, relating to Personal Data.

4.25.3  As used in this Agreement, the term “Personal Data” means any and all information that cVideo maintains or otherwise processes that relates to an identified or identifiable natural person, including employees, stockholders, customers, customers of customers, vendors, contractors, and other business partners of cVideo, and any employees of or contractors to any of the foregoing.

4.26  Foreign Corrupt Practices Act.

4.26.1  cVideo has not, to secure any improper advantage in order to obtain or retain business, directly or indirectly offered, paid, given, or promised to pay, or authorized the payment of, any money, offer, gift, or other thing of value, to:

(i)  an officer or employee of any Governmental Authority, or any person acting in an official capacity for or on behalf of any Governmental Authority;

(ii)  any political party or official thereof;

(iii)  any candidate for political or political party office; or

(iv)  any other individual or entity;

while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any person or entity listed in clauses (i) - (iii) above.

4.26.2  cVideo maintains a system of internal accounting controls adequate to insure that it maintains no off-the-books accounts and that its assets are used only in accordance with its management’s directives.

4.26.3  No product sold or service provided by cVideo has been directly or indirectly sold to or performed on behalf of Cuba, Iraq, Iran, Libya, or Sudan.

4.27  Government Contracts. With respect to any Governmental Authority Contracts, whether entered into by cVideo as a prime contractor or as a subcontractor, there is, as of the date of this Agreement, no (a) civil fraud or criminal investigation by any Governmental Authority, (b) suspension or debarment proceeding (or equivalent proceeding), (c) request by a Governmental Authority for a contract price adjustment based on a claimed disallowance by the Defense Contract Audit Agency (or other applicable Governmental Authority) or claim of defective pricing, (d) dispute between cVideo or any prime contractor of cVideo and a Governmental Authority which, since the date of cVideo’s incorporation, has resulted in a government contracting officer’s final decision where the amount in controversy exceeds or is expected to exceed $10,000, (e) claim or request for equitable adjustment by cVideo or any prime contractor of cVideo against a Governmental Authority in excess of $10,000, or (f) any claim or assertion by a Governmental Authority that cVideo or any prime contractor of cVideo may have violated applicable rules regarding conflicts of interest or statutes, rules or regulations regarding the integrity of the purchase process.

4.28  Relations with Governments. Neither cVideo, nor any director, officer, agent or employee of cVideo, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (c) made any other unlawful payment, or (d) violated any applicable export control, money laundering or anti-terrorism law or regulation.

4.29  No Existing Discussions. As of the date of this Agreement, cVideo is not engaged, directly or indirectly, in any negotiations or discussions with any other party with respect to an acquisition of a controlling interest in cVideo or the assets of cVideo.

4.30  Review of SYS SEC Documents. Each Stockholder has had the opportunity to review the SYS SEC Documents and has received from SYS any additional information which he or she has requested in connection with the execution, delivery, and performance of this Agreement. Each Stockholder, by reason of his or her business or financial experience, has the capacity to protect his or her own interests in connection with the transactions described in this Agreement.

4.31  Interested Party Transactions. Other than as set forth on Schedule 4.31, to the Knowledge of the Seller Parties, no officer or director of cVideo (nor any person related by blood or marriage or other person in which any such person has or has had an interest) has or has had, directly or indirectly (i) any interest in any entity that furnished or sold, or furnishes or sells, services or products that cVideo furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to cVideo any goods or services, or (iii) any beneficial interest in any contract, agreement, or commitment of cVideo; provided, however, that ownership of no more than 2.5% of the outstanding voting stock of a publicly traded corporation and no more than 5% of the outstanding equity of any other entity shall not be deemed an “interest in any entity” for purposes of this Section 4.31. Schedule 4.31 contains a description of all indebtedness which currently exists, and any transactions which have occurred since January 1, 2005, between cVideo and any stockholder, director, or officer of cVideo.

4.32  Board Recommendation. The board of directors of cVideo has (i) determined that this Agreement and the transactions contemplated herein, including the Acquisition, are fair to and in the best interests of the stockholders of cVideo, and (ii) resolved to recommend to the stockholders of cVideo that such holders approve this Agreement and the transactions contemplated herein, including the Acquisition (the “Acquisition Board Recommendation”).

4.33  Payments to Stockholders and Others. Since January 1, 2005, cVideo has not paid any bonus or made any other payment (other than customary payments of salary, directors’ fees, and business expense reimbursements in the ordinary course of business) to any officer or director of cVideo. Since January 1, 2005, cVideo has not made any distribution to or for the benefit of any shareholder of cVideo.

4.34  Disclosure. This Article IV, as modified by the cVideo Disclosure Schedule, does not contain a material misstatement of fact or omit to state of fact necessary to make the facts which are stated herein, taken as a whole, not materially misleading.

ARTICLE V
COVENANTS OF THE PARTIES

5.1  Mutual Covenants.

5.1.1  Reasonable Efforts; Notification

(i)  Each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (A) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings (including other filings with Governmental Authorities, if any), (B) the obtaining of all consents, approvals or waivers from third parties set forth in Schedule 4.5 of the cVideo Disclosure Schedule, and (C) the execution and delivery of any additional instruments necessary to consummate the transaction contemplated by this Agreement.

(ii)  Notwithstanding anything to the contrary in this Agreement, (A) neither SYS nor any of its subsidiaries shall be required to hold separate (including by trust or otherwise) or to divest any of their respective businesses or assets, or to take or agree to take any action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on SYS after the Closing, (B) prior to the Closing, cVideo shall not be required to hold separate (including by trust or otherwise) or to divest any of their respective businesses or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on cVideo, (C) no party shall be required to take any action that would reasonably be expected to substantially impair the benefits expected, as of the date hereof, to be realized by such party from consummation of the Acquisition and (D) no party shall be required to waive any of the conditions to the Closing set forth in Article VI as they apply to such party.

5.1.2  Public Announcements. The initial press release concerning the transactions contemplated hereby shall be a joint press release and shall be issued, upon the mutual agreement of cVideo and SYS, on or after the date of this Agreement. SYS and cVideo shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any other press release or public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Applicable Law, court process or by obligations pursuant to any listing agreement of SYS with any national securities exchange or national securities quotation system.

5.1.3  Notices of Certain Events. Each party hereto shall promptly notify the other parties in writing of:

(i)  the receipt by such party of any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

(ii)  subject to any applicable legal restrictions, the receipt by such party of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(iii)  such party’s obtaining knowledge of any Actions commenced or threatened against, relating to or involving or otherwise affecting the other party hereto, as the case may be, which relate to the consummation of the transactions contemplated by this Agreement; and

(iv)  such party’s obtaining knowledge of the occurrence, or failure to occur, of any event which occurrence or failure to occur will be likely to cause the conditions set forth in Article VI not to be satisfied; provided, however, that no such notification shall affect the representations, warranties or obligations of the parties or the conditions to the obligations of the parties hereunder, or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.1.4  Notification. Between the date of this Agreement and the Closing Date, each party hereto shall promptly notify the other parties hereto in writing if such party becomes aware of any fact or condition that causes or constitutes a breach in any of its representations and warranties as of the date of this Agreement or any other date applicable to a representation or warranty as set forth herein. Should any such fact or condition require any change in the cVideo Disclosure Schedule, cVideo shall promptly deliver to SYS a written statement specifying such change. The election by SYS to close the Acquisition after receipt of any such changes shall be deemed to be SYS’ acceptance of such change to the cVideo Disclosure Schedule. Such delivery will not affect any rights of any party under any other provision of this Agreement. During the same period, each party shall promptly notify the other parties in writing if such party becomes aware of the occurrence of any breach of any covenant of such party in this Agreement or the occurrence of any event that may make the satisfaction of the conditions in Article 6 impossible or unlikely.

5.2  Covenants of SYS.

5.2.1  Employees and Employee Benefits. From and after the Closing, each cVideo employee who becomes an SYS employee shall, from the date of such employment, be entitled to participate in all SYS employee benefit plans in a manner and to the extent consistent with their position. From and after the Closing, SYS shall exercise commercially reasonable efforts to treat all service by such cVideo employees with cVideo prior to the Closing for all purposes as service with SYS (except for purposes of benefit accrual under defined benefit pension plans or to the extent such treatment would result in duplicative accrual on or after the Closing Date of benefits for the same period of service), and, with respect to any medical or dental benefit plan in which such cVideo Employees participate after the Closing Date, SYS shall exercise its best efforts to waive or cause to be waived any pre-existing condition exclusions and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any such cVideo Employee who was, as of the Closing, excluded from participation in a cVideo Plan by virtue of such pre-existing condition), and shall exercise its best efforts to provide that any covered expenses incurred on or before the Closing during the plan year of the applicable cVideo Plan in which the Closing Date occurs by such a cVideo Employee or such a cVideo Employee’s covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date to the same extent as such expenses are taken into account for the benefit of similarly situated employees of SYS and subsidiaries of SYS.

5.2.2  Registration.

(i)  SYS will use commercially reasonable efforts to file a resale registration statement (the “Registration Statement”) with the SEC with regard to all shares of SYS Common Stock issued or issuable pursuant hereto, for the benefit of cVideo or its assignees (each, a “Holder”), by March 31, 2006 (provided, however, that if business exigencies require a delay in such filing, the deadline shall be extended to February 28, 2007), and thereafter use commercially reasonable efforts to prosecute the Registration Statement to effectiveness. Following the effectiveness of the Registration Statement, and through the twelve month anniversary of the final issuance of SYS Common Stock pursuant to Section 2.2.2 hereof (the “Registration Period”), SYS will not voluntarily terminate the registration and, to the extent that the Registration Statement or the prospectus which is a part thereof requires amendment or supplement under the Securities Act of 1933, as amended (the “Act”) and the rules adopted thereunder, will exercise reasonable commercial efforts to keep such Registration Statement effective, including, without limitation, expeditiously amending or supplementing such Registration Statement, including the prospectus which is a part thereof.

(ii)  At any time following the first issuance of SYS Common Stock under Section 2.2.2 and continuing until the end of the Registration Period that the Registration Statement described in Section 5.2.2(i) has not been filed and SYS determines to register any of its SYS Common Shares, or to amend any filed registration which is not yet effective, either for its own account or for the account of a holder of SYS Common Shares or as a result of a holder of SYS Common Shares exercising demand registration rights, other than a registration (A) relating solely to SYS Common Shares registered on Form S-4 or Form S-8 (or any successor forms), or (B) with respect to which the SYS Common Shares held by the cVideo Stockholders would not be legally permitted to be included, then SYS shall:

(A)  at least 15 days prior to the filing of a Registration Statement, other than as set forth in (ii)(A) or (B) above, promptly give cVideo and/or each stockholder of cVideo holding SYS shares (each, an “Eligible Stockholder”) written notice thereof by registered or certified mail, courier or personal delivery; provided that no such notice shall be required in a non-underwritten registration, and all of such stock shall be registered thereon; and

(B)  use commercially reasonable efforts to include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all of the SYS Common Shares held by such Eligible Stockholder (the “Registrable Securities”) specified in a written request or requests, made within ten (10) days after receipt of such written notice from SYS by any Eligible Stockholder but only to the extent that such inclusion does not diminish the number of securities included by a holder of SYS Common Shares who has demanded such registration.

(iii)  If the registration of which SYS gives notice is for a registered public offering involving an underwriting, SYS will so advise the Eligible Stockholders as part of the written notice given pursuant to subsection (ii)(A) above. In such event the right of any Eligible Stockholder to registration pursuant to subsection (ii) above shall be conditioned upon such Eligible Stockholder’s participation in such underwriting and the inclusion of such Eligible Stockholder’s Registrable Securities in the underwriting to the extent provided herein. The Eligible Stockholders proposing to distribute their Registrable Securities through such underwriting shall (together with SYS and the other holders of SYS Common Shares distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by SYS (or by the holders of SYS Common Shares who have demanded such registration). Notwithstanding any other provision of this Section 5.2.2, if the managing underwriter determines that marketing factors require a limitation of the number of SYS Common Shares to be underwritten, the managing underwriter may limit the number of SYS Common Shares to be included in such registration. SYS will so advise the Eligible Stockholders and any other holder of SYS Common Shares distributing their SYS Common Shares through the underwriting pursuant to piggyback registration rights similar to this Section 5.2.2, and the number of SYS Common Shares to be registered and other securities that may be included in the registration and underwriting shall be allocated among all stockholders in proportion, as nearly as practicable, to the respective amounts of registrable securities held by such stockholders and other securities held by other holders at the time of filing the registration statement. If any Eligible Stockholder disapproves of the terms of any such underwriting, he or she may elect to withdraw therefrom by written notice to SYS and the managing underwriter. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from registration, and shall not be transferred in a public distribution prior to ninety (90) days after the effective date of the registration statement relating thereto.

(iv)  SYS shall provide to each Eligible Stockholder a suitable number of prospectuses, and supplements thereto, as soon as possible following the effectiveness of the registration or the filing of the supplement, as the case may be.

(v)  SYS shall have the right to terminate or withdraw any registration initiated by it under Section 5.2.2 prior to the effectiveness of such registration, but without prejudice to its obligation pursuant to this Section 5.2.2.

(vi)  SYS shall bear the expenses associated with the registration of Registrable Securities pursuant to this Section 5.2.2 exclusive of underwriters’ and brokers’ discounts and commissions and expenses of the Stockholders’ legal counsel.

5.3  Covenants of cVideo. cVideo agrees and warrants that:

5.3.1  Conduct of cVideo’s Operations. During the period from the date of this Agreement to the Closing Date, or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, and except as may otherwise be agreed in writing by the parties, cVideo shall conduct its operations in the ordinary course of business consistent with past practice, except as expressly contemplated by this Agreement, and shall use its commercially reasonable efforts to maintain and preserve its business organization and its rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties, and to maintain all of its operating assets in their current condition (normal wear and tear excepted). Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing Date, or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, cVideo shall not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby or with the prior written consent of SYS:

(i)  directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than in the ordinary course of business consistent with past practice;

(ii)  adopt or propose any changes in the cVideo Articles or the cVideo Bylaws, other than as such amendments to the rights, privileges and preferences to the Series 1 or Series 2 Preferred Stock as may be necessary or desirable to obtain consent to the Acquisition;

(iii)  merge or consolidate with any other person;

(iv)  acquire a material amount of assets or capital stock of any other person outside of the ordinary course of business consistent with past practice;

(v)  make any borrowings, incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity, other than in the ordinary course of business, consistent with past practice;

(vi)  create any subsidiaries;

(vii)  enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than pursuant to Applicable Law or contractual commitments existing as of the date hereof in the ordinary course of business consistent with past practice (provided past practices shall not be deemed to include actions taken in connection with the Acquisition) or grant any increase in the compensation or benefits of directors, officers, employees, consultants or agents of cVideo or grant, re-price, or accelerate the exercise or payment of any cVideo options or warrants or other equity-based awards other than increases in the ordinary course of business consistent with past practice;

(viii)  enter into, adopt or amend any cVideo Plan, except as may be required by Applicable Law;

(ix)  take any action that could give rise to severance benefits payable to any officer or director of cVideo as a result of consummation of the transactions contemplated by this Agreement;

(x)  change any method or principle of accounting in a manner that is inconsistent with past practice except to the extent required by generally accepted accounting principles as advised by cVideo’s regular independent accountants;

(xi)  settle any Actions, whether now pending or hereafter made or brought involving, individually or in the aggregate, an amount in excess of $50,000 other than settlement in the ordinary course of business or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent cVideo financial statements (or the notes thereto) or incurred since the date of such financial statements in the ordinary course of business;

(xii)  modify, extend, amend or terminate, or waive, release or assign any rights or claims with respect to, any Contract set forth in Section 4.15 in the cVideo Disclosure Schedule;

(xiii)  enter into any confidentiality agreements or arrangements other than in the ordinary course of business consistent with past practice;

(xiv)  write up, write down or write off the book value of any assets, individually or in the aggregate, in excess of $20,000 except for depreciation and amortization in accordance with generally accepted accounting principles consistently applied;

(xv)  incur or commit to any capital expenditures in excess of $5,000 individually or $10,000 in the aggregate, excluding capital expenditures provided for or contemplated by the capital budget approved by cVideo’s board of directors prior to the date hereof and as set forth in Section 5.3(b)(xvi) in the cVideo Disclosure Schedule;

(xvi)  make any payments in respect of policies of directors’ and officers’ liability insurance (premiums or otherwise) other than premiums paid in respect of its current or renewed or replacement policies;

(xvii)  take any other action that could likely result in the representations and warranties set forth in Article IV becoming false or inaccurate in any material respect;

(xviii)  enter into or carry out any other transaction other than in the ordinary and usual course of business;

(xix)  make or revoke any Tax election, file any amended Tax Return, or settle any audit or other proceeding with any Tax authority;

(xx)  enter into any agreement to purchase, or to lease for a term in excess of one year, any real property, provided that cVideo (A) may, as a tenant, or a landlord, renew any existing lease for a term not to exceed eighteen months and (B) nothing herein shall prevent cVideo, in its capacity as landlord, from renewing any lease pursuant to an option granted prior to the date hereof; or

(xxi)  agree in writing or otherwise to take any of the foregoing actions.

5.3.2  Access to Information; Confidentiality. Upon reasonable notice, cVideo shall afford to the officers, employees, accountants, counsel, financial advisors and other representatives of SYS reasonable access during normal business hours, during the period prior to the Closing Date, to such of its properties, books, contracts, commitments, records, all other information and data, officers and employees as SYS may reasonably request and, during such period, cVideo shall furnish promptly to SYS (a) a copy of each report, schedule, and other document filed, published, announced or received by it during such period pursuant to the requirements of Applicable Laws (other than documents which such party is not permitted to disclose under Applicable Laws), and (b) consistent with its legal obligations, all other information concerning it and its business, properties and personnel as SYS may reasonably request; provided, however, that cVideo may restrict the foregoing access to the extent that it reasonably concludes, after consultation with outside legal counsel, that (i) any Applicable Law requires cVideo to restrict access to any properties or information, (ii) providing such access would result in the loss of the attorney-client privilege, (iii) such documents discuss the pricing or dollar value of the transactions contemplated by this Agreement, (iv) such documents contain competitively sensitive information, the sharing of which could constitute a violation of any applicable antitrust laws or (v) such disclosure is reasonably likely to result in a breach of or default under any contract or agreement to which cVideo is a party. Each party shall make all commercially reasonable efforts to minimize disruption to the business of the other party and its subsidiaries which may result from the requests for data and information hereunder. All requests for access and information shall be coordinated through senior executives of the parties to be designated.

5.3.3  No Solicitation. Until the termination of this Agreement:

(i)  cVideo will not, and will not permit or cause any of its directors or officers of cVideo, and will direct cVideo’s employees, agents and representatives not to, directly or indirectly, solicit, initiate, encourage, or furnish or disclose non-public information in furtherance of, or otherwise facilitate any inquiries that may be reasonably expected to lead to, the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, or similar transaction involving, or any purchase of 10% or more of the assets or any equity of, cVideo or any other business combination other than the transactions contemplated by this Agreement (any such proposal or offer, an “Acquisition Proposal”).

(ii)  cVideo will not, and will not permit or cause any of its officers or directors to, and shall direct its employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, whether such Acquisition Proposal arises or has arisen before or after the date of this Agreement, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.

(iii)  cVideo will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any Acquisition Proposal and request the return of all confidential information regarding such party provided to any such parties prior to the date hereof pursuant to the terms of any confidentiality agreements or otherwise. cVideo will notify SYS immediately if any such inquiries, proposals, or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers and thereafter shall keep SYS informed, on a reasonably current basis, on the status and terms of any such proposals or offers and the status of any such negotiations or discussions.

5.3.4  Unfair Competition. For a period of two (2) years after the Closing Date, cVideo, Tumini, Faller and Sulpizio (the “Covenanting Stockholders”) agree that he or she will not, without the prior written consent of SYS, directly or indirectly (whether on his or her own behalf or as an owner, parent, stockholder, partner, joint venturer, investor, member, officer, director, agent, independent contractor, associate, executive, consultant or licensor) compete with the Business anywhere within California and all other states in which cVideo has offices or customers as of the Closing Date (the “Territory”) by carrying on, being engaged in, or taking part in the Business in any manner, provided that Tumini may provide applications and products not competitive with the Business.

(i)  For a period of two (2) years after the Closing Date, cVideo and the Covenanting Stockholders agree that he or she will not, without the prior written consent of SYS, directly or indirectly (whether on his or her own behalf or as an owner, parent, stockholder, partner, joint venturer, investor, member, officer, director, agent, independent contractor, associate, executive, consultant or licensor) (1) accept Business, whether solicited or not, from any current or future customer or client of cVideo or its subsidiaries and affiliates, and (2) solicit, divert, take away, or attempt to solicit, divert, take away, any prospective or current customer, client, supplier, or distributor of cVideo or its subsidiaries and affiliates, with whom he had material business contact, for the purpose of competing in the Business with SYS or its subsidiaries and affiliates.

(ii)  For a period of two (2) years after the Closing Date, cVideo and each Stockholder agree that he or she will not, directly or indirectly (whether on his or her own behalf or as an owner, parent, stockholder, partner, joint venturer, investor, member, officer, director, agent, independent contractor, associate, executive, consultant or licensor) solicit or encourage to leave the employ of SYS or its subsidiaries any employee or independent contractor of the cVideo division of SYS.

(iii)  cVideo and each Covenanting Stockholder acknowledge that the restrictions and covenants set forth above are reasonably necessary to protect the goodwill and other legitimate business interests of SYS and its subsidiaries, including the goodwill acquired by SYS as a consequence of the closing of the Acquisition described in this Agreement, and are not overbroad, overlong, or unfair (including in duration and scope). Each Covenanting Stockholder also acknowledges that any breach of these covenants would cause SYS serious, irreparable injury or loss.

(iv)  cVideo and each Stockholder agree that SYS (or its subsidiaries or affiliates) will be entitled to immediate injunctive relief for any breach or threatened breach of this Section 5.3.5, and that a restraining order and/or an injunction may be issued against each Stockholder, in addition to any other rights or remedies at law SYS (or its subsidiaries or affiliates) may have.

(v)  SYS acknowledges and agrees that Sulpizio is a member of the board of directors of QUALCOMM, Inc. (“QUALCOMM”) and Resmed, Inc. (“Resmed”), and an officer of a subsidiary of QUALCOMM, and nothing in this Agreement shall in any manner be deemed to prohibit or restrict his involvement with QUALCOMM, Resmed or their respective subsidiaries or affiliates.

5.3.5  cVideo Stockholders Meeting. cVideo shall take all actions required by applicable law, the cVideo Articles and the cVideo Bylaws to duly call, give notice of, convene and hold a special meeting of cVideo stockholders (the “cVideo Stockholders Meeting”), or to cause an action by written consent by the holders of a majority of each outstanding class of cVideo capital stock (and thereafter to provide any required notice of such action to be provided), on the earliest practicable date to consider and vote upon approval of this Agreement and the transactions contemplated hereby.

5.3.6  Cubic Covenant. Effective as of the Closing, Cubic agrees to forever waive, discharge and release all of its rights under that Royalty Agreement dated August 31, 1999 with cVideo.

ARTICLE VI
CONDITIONS

6.1  Conditions to the Obligations of Each Party. The obligations of SYS, cVideo and the Stockholders to consummate this Agreement shall be subject to the satisfaction or waiver of the following conditions:

6.1.1  This Agreement and the transactions contemplated hereby shall have been approved and adopted by the holders of each class of cVideo capital stock in the manner required by applicable law.

6.1.2  No provision of any Applicable Law or regulation and no judgment, injunction, order, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator and any Contract with any Governmental Authority pertaining to compliance with Applicable Law shall prohibit or enjoin the consummation of the transactions contemplated by this Agreement or limit the ownership or operation by SYS, cVideo or any of their respective subsidiaries of any material portion of the businesses or assets of SYS or cVideo.

6.1.3  There shall not be pending any Action (i) challenging or seeking to restrain or prohibit the consummation of transactions contemplated by this Agreement, (ii) seeking to prohibit or limit the ownership or operation by SYS, cVideo or any of their respective subsidiaries of, or to compel SYS, cVideo or any of their respective subsidiaries to dispose of or hold separate, any material portion of the business or assets of SYS, cVideo or any of their respective subsidiaries, as a result of the transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of SYS to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of cVideo or (iv) seeking to prohibit SYS or any Subsidiary of SYS from effectively controlling in any material respect the business or operations of SYS or the subsidiaries of SYS.

6.1.4  The Board of Directors of SYS shall have determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of SYS and the SYS Stockholders and shall have ratified and approved the execution, delivery, and performance of this Agreement.

6.2  Conditions to Obligations of cVideo and the Stockholders. The obligations of cVideo and the Stockholders to consummate the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by cVideo:

6.2.1  Each of the representations and warranties of SYS contained in this Agreement shall be true and correct in all material respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty), in each case on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of some other specified date, in which case as of such specified date), except where any such failure of the representations and warranties to be true and correct, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on SYS, cVideo or the transactions contemplated by this Agreement.

6.2.2  SYS (i) shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to Material Adverse Effect and (ii) shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing that are not qualified as to Material Adverse Effect except where such non-performance or non-compliance individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on SYS.

6.2.3  SYS shall have furnished the Stockholders with a certificate dated the Closing Date signed on behalf of it by the Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.2.1 and 6.2.2 have been satisfied.

6.2.4  Since the date of this Agreement, there shall not have been any change in the assets, liabilities, business prospects, results of operations or financial condition of SYS that would constitute a Material Adverse Effect on SYS as of the Closing Date.

6.3  Conditions to Obligations of SYS. The obligations of SYS to consummate the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by SYS:

6.3.1  Each of the representations and warranties of cVideo and the Stockholders contained in this Agreement shall be true and correct in all material respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty), in each case, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of some other specified date, in which case, as of such specified date), except where any such failure of the representations and warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect on cVideo, SYS or the transactions contemplated by this Agreement.

6.3.2  cVideo and the Stockholders (i) shall have performed or complied in all material respects with all agreements and covenants required to be performed by each of them under this Agreement at or prior to the Closing that are qualified as to Material Adverse Effect, (ii) shall have performed or complied in all material respects with all agreements and covenants required to be performed by them under this Agreement at or prior to the Closing that are not qualified as to Material Adverse Effect except where such non-performance or non-compliance would not reasonably be expected to have a Material Adverse Effect on cVideo, and (iii) the Board of Directors of cVideo and the majority of the stockholders of cVideo by class shall have approved the execution, delivery, and performance of this Agreement.

6.3.3  cVideo and the Stockholders shall have furnished SYS with a certificate dated the Closing Date to the effect that the conditions set forth in Sections 6.3.1 and 6.3.2 have been satisfied.

6.3.4  Since the date of this Agreement, except as set forth in Section 4.10 of the cVideo Disclosure Schedule delivered as of such date, there shall not have been any change in the assets, liabilities, business prospects, results of operations or financial condition of cVideo that would constitute a Material Adverse Effect on cVideo as of the Closing Date.

6.3.5  All consents, approvals, and waivers set forth in Section 4.5 of the cVideo Disclosure Schedule shall have been obtained by cVideo or waived by SYS.

6.3.6  Effective as of the Closing Date, SYS shall have entered into an employment agreement and consulting agreement with Faller and Tumini, respectively, which agreements shall be satisfactory in form and substance to SYS.

6.3.7  cVideo shall have provided SYS with a balance sheet of cVideo, dated as of the Closing Date, which shall be certified by the Chief Executive Officer and Chief Financial Officer of cVideo.

6.3.8  cVideo shall have obtained the agreement of Arden Realty to a termination of its office lease as of not later than March 31, 2006, on terms satisfactory to SYS, and cVideo shall have reached a settlement with the trustee of the Mosler bankruptcy requiring a payment by cVideo of not more than $50,000.

ARTICLE VII
TERMINATION AND AMENDMENT

7.1  Termination. This Agreement may be terminated prior to the Closing Date:

7.1.1  By mutual written consent of SYS, cVideo and the Stockholders;

7.1.2  By SYS, on the one hand, or cVideo and Stockholders, on the other hand:

(i)  If there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a court or other competent Governmental Authority enjoining SYS or the Stockholders from consummating the transactions contemplated hereby shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable;

(ii)  If the transactions contemplated hereby shall not have been consummated before December 1, 2005; provided, however, that the right to terminate this Agreement under this Section 7.1.2 shall not be available to any party whose failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the transactions contemplated hereby to occur on or before such date; or

7.1.3  By SYS if cVideo or any Stockholder has breached any of his or her representations and warranties in Article IV of this Agreement and as a result thereof, the condition set forth in Section 6.3.1 could not be satisfied;

7.1.4  By SYS if there has been any change in the assets, liabilities, business prospects, results of operations or financial condition of cVideo that would constitute a Material Adverse Effect on cVideo;

7.1.5  By cVideo and the Stockholders if SYS shall have breached any of its representations and warranties in Article III of this Agreement and as a result thereof, the condition set forth in Section 6.2.1 could not be satisfied; or

7.1.6  By cVideo and the Stockholders if there has been any change in the assets, liabilities, business prospects, results of operations or financial condition of SYS that would constitute a Material Adverse Effect on SYS.

7.2  Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement, except for the second sentence of Section 5.1.2 and Section 5.3.2, shall become void and have no effect, without any liability on the part of any party or such party’s directors, officers or stockholders. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for a material breach of any provision of this Agreement.

ARTICLE VIII
GENERAL SURVIVAL AND INDEMNIFICATION

8.1  Survival of Representations and Warranties.

8.1.1  The representations, warranties, covenants and agreements made herein by cVideo and the Stockholders shall survive, irrespective of any different survival period under any applicable statute of limitation, until September 30, 2007 (the “Cut-Off Date”).

8.1.2  Irrespective of any different survival period under any applicable statute of limitations, the representations, warranties, covenants and agreements made herein by SYS shall survive until the Cut-Off Date.

8.1.3  This Section 8.1 shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Closing or after the termination of this Agreement.

8.1.4  Notwithstanding any right of SYS to investigate the affairs of cVideo or of the Stockholders to investigate the affairs of SYS, SYS shall have the right to rely fully upon the representations, warranties, covenants and agreements contained in this Agreement, or in any instrument required to be delivered pursuant to this Agreement, and cVideo and the Stockholders shall have the right to rely fully upon the representations, warranties, covenants, and agreements of SYS contained in this Agreement or in any such instrument. No information or knowledge obtained by a party hereto in an investigation conducted by such party shall affect or be deemed to modify any representation or warranty of any other party contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement. The right to any remedy based on a breach of the representations, warranties, covenants, and obligations of another party, will not be affected by any investigation conducted by a party with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, about an accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or obligation of any other party.

8.2  Indemnification. From and after the Closing, cVideo and the Stockholders, jointly and severally, shall indemnify, defend (with counsel reasonably acceptable to SYS) and hold SYS and its subsidiaries and their respective officers, directors, shareholders, affiliates, employees, agents and other representatives (the “SYS Indemnified Parties”), harmless from and against any and all claims, demands, suits, actions, causes of actions, losses, damages, obligations, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and court costs) (collectively, the “Losses”) arising as a result of or incurred in connection with (i) any breach by cVideo and/or Stockholders of any of their representations or warranties set forth in this Agreement and (ii) any failure by cVideo and/or the Stockholders to perform any of their covenants or agreements set forth in this Agreement. Losses may be obtained jointly and severally from the Stockholders; provided, however, that the liability of each Stockholder under this Section 8.2 shall be limited to the value of Earnout Consideration distributed to that Stockholder. Any Loss that results from a settlement of a third party claim against an SYS Indemnified Party shall be the subject of indemnification hereunder only if the settlement has been approved by Alfonso Tumini. The Stockholders may not settle any such claim unless the settlement provides for a full and complete release of the SYS Indemnified Parties and does not include equitable relief against, or payment from, any SYS Indemnified Party.

ARTICLE IX
MISCELLANEOUS

9.1  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by facsimile (with written confirmation of successful delivery) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice from such party to the other parties hereto):

9.1.1  if to SYS:

SYS
5050 Murphy Canyon Road, Suite 200
San Diego, CA 92123
Attention: Michael W. Fink, Secretary
Facsimile: (858) 715-5510

with a copy to:

Luce, Forward, Hamilton & Scripps LLP
600 West Broadway, Suite 2600
San Diego, CA 92101
Attention: Otto E. Sorensen, Esq.
Facsimile: (619) 645-5324

9.1.2  if to cVideo and the Stockholders:

Richard Sulpizio
Sulpizio Family Trust
8454 El Paseo Grande
La Jolla, CA 92037

Cubic Corp.
9333 Balboa Ave.
San Diego, CA 92123

Nelson Faller
Faller Family Trust
15090 Saddlebrook Lane
Poway, CA 92064

Alfonso Tumini
15444 Harrow Lane
Poway, CA 92064

with a copy to:

Steven James Davis, a Professional Corporation
1042 N. El Camino Real, Suite B-261
Encinitas, CA 92024-1322
Attention: Steven J. Davis, Esq.
Facsimile:

9.2  Interpretation.

9.2.1  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings, the table of contents and the index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,”“includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

9.2.2  For the purposes of any provision of this Agreement, a “Material Adverse Effect” with respect to any party shall be deemed to occur if any event, change or effect has occurred which has a material adverse effect on the business, assets (including intangible assets), liabilities (contingent or otherwise), results of operations, business prospects, or financial condition of such party taken as a whole, or a material adverse effect on the ability of such party to timely perform its obligations under this Agreement and the other transaction documents contemplated hereby; provided, however, none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect:

(i)  with respect to any party, any change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), financial condition, business prospects, or results of operations of such party directly or indirectly arising out of or attributable to any decrease in the market price of SYS Common Shares (but not any change or effect underlying such decrease to the extent such change or effect would otherwise constitute a Material Adverse Effect on SYS);

(ii)  with respect to any party, any change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), financial condition, business prospects, or results of operations of such party directly or indirectly arising out of or attributable to (A) conditions, events, or circumstances generally affecting the economy of the United States, or (B) the general state of industries and market sectors in which such party operates; and

(iii)  with respect to cVideo, any change in or effect upon the assets (including intangible assets), liabilities (contingent or otherwise), financial condition, or results of operations of cVideo directly or indirectly arising out of or attributable to the loss by cVideo of any of its business prospects or customers (including business of such business prospects or customers), suppliers or employees (including, without limitation, any financial consequence of such loss of customers (including business of such customers), suppliers or employees) due primarily to the transactions contemplated hereby or the public announcement of this Agreement, in each case arising after the date of this Agreement.

9.2.3  For purposes of this Agreement, a “Subsidiary” when used with respect to any party means any individual partnership, firm, corporation, association, trust, unincorporated organization (including any representative office or branch) or other entity under the laws of any jurisdiction, (i) of which such party or another subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or the Subsidiary of such party do not have 50% or more of the voting interests in such partnership) or (ii) 50% or more of the securities or other interests of which having by their terms ordinary voting power to elect at least 50% of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or one or more of its subsidiaries (or if there are no such voting securities or interests, 50% or more of the equity interests of which is directly or indirectly owned or controlled by such party or one or more of its subsidiaries).

9.2.4  For purposes of this Agreement, “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another person or beneficially owns or has the power to vote or direct the vote of 10% of more of the voting stock (or of any other form of general partnership, limited partnership or voting equity interest in the case of a person that is not a corporation) of such other person. For purposes of this definition, “control,” including the terms “controlling and “controlled” means through the ownership of voting securities, by contract or credit arrangement, as trustee, partner or executor or otherwise.

9.2.5  For purposes of this Agreement, “Knowledge” means with respect to SYS, the actual knowledge of Clifton L. Cooke, Edward M. Lake and Rob Babbush; with respect to cVideo, the actual knowledge of Tumini, Faller, Sulpizio, Patrick Luedke and Larry Horylev; and with respect to the Stockholders, the actual knowledge of each Stockholder.

9.3  Counterparts. This Agreement may be executed in counterparts which may be delivered by facsimile transmission, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

9.4  Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof; provided, however, that the parties’ nondisclosure/nonuse agreement shall survive, and shall also survive any termination of this Agreement.

9.5  Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.

9.6  Governing Law; Venue.

9.6.1  This Agreement shall be governed by the laws of the State of California without regard to its conflict of laws rules, and any action arising out of or in connection with this Agreement or the Acquisition shall be brought only in the appropriate federal or state court in San Diego County, California. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

9.6.2  Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 9.6 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

9.7  Arbitration. The parties to this Agreement shall submit to binding arbitration before a single, neutral arbitrator of any dispute, controversy or claim arising out of, or relating to, the transactions contemplated by this Agreement or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be governed by and conducted through the American Arbitration Association in accordance with the Commercial Dispute Resolution Procedures. The arbitration hearing shall be held in San Diego, California at a place to be designated by the parties or, in the absence of their agreement, by the arbitrator.

9.8  Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder. The party prevailing in any proceeding seeking such a decree shall be entitled to payment of all reasonable legal fees and expenses by the non-prevailing party.

9.9  Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, which consent shall not be unreasonably withheld. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Additionally, notwithstanding the foregoing or anything to the contrary contained in this Agreement, SYS is specifically permitted to adopt a holding company structure pursuant to Section 251(g) of the Delaware General Corporation Law and assign this Agreement to the holding company or consummate SYS’s previously approved reincorporation into the State of Delaware, in which case the references herein to receipt and registration of actual and underlying SYS shares shall instead refer to the equivalent shares of the Delaware corporation.

9.10  Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses; provided, however, that in the event of the Closing of the Acquisition, SYS shall pay up to $25,000 of legal fees and due diligence costs of cVideo.

9.11  Severability. The invalidity or unenforceability in whole or in part of any covenant, promise or undertaking, or any section, subsection, sentence, clause, phrase, word, or any of the provisions of this Agreement will not affect the validity or enforceability of the remaining portions of this Agreement. If for any reason, any provision is determined to be invalid or in conflict with any existing, or future law or regulation by a court or agency having valid jurisdiction, such will not impair the operation or have any other effect upon such other provisions of this Agreement as may remain otherwise valid, and the latter will continue to be given full force and effect and bind the parties hereto.

9.12  Amendment. This Agreement may be amended prior to the Closing Date only by agreement in writing executed by all of the parties hereto; provided, however, that cVideo shall be entitled to provide written statements regarding new information as to the cVideo Disclosure Schedule, respectively, without the written consent of the other parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, SYS and the Stockholders have signed this Agreement as of the date first written above.

SYS

By: ____________________________________
Name: Clifton L. Cooke
Title: President

By: ____________________________________
Name: Michael W. Fink
Title: Secretary

cVIDEO

By: ____________________________________
Name: Alfonso Tumini
Title: President and Chief Executive Officer

By: ____________________________________
Name: Patrick Luedke
Title: Secretary

STOCKHOLDERS

__________________________________________
Alfonso Tumini

__________________________________________
Nelson Faller, individually and as Trustee of the Faller Family Trust

__________________________________________
Richard Sulpizio, individually and as Trustee of the Sulpizio Family Trust

Cubic Corporation

By: ______________________________
Name: John D. Thomas
Title: Vice President-Finance

[Signature Page to Acquisition Agreement]

EXHIBIT A

List of Acquired Assets

EXHIBIT B

List of Assumed Liabilities

EXHIBIT C

List of Liabilities to be Paid at Closing

FIRST AMENDMENT TO
ASSET PURCHASE AND SALE AGREEMENT

This First Amendment to Asset Purchase and Sale Agreement (this “Amendment”) is effective as of December 1, 2005 (“Effective Date”) by and among SYS, a California corporation (“SYS”), cVideo, Inc., a Delaware corporation (“cVideo”), Alfonso Tumini, an individual (“Tumini”), Nelson Faller, individually and as Trustee of the Faller Family Trust (“Faller”), Richard Sulpizio, individually and as Trustee of the Sulpizio Family Trust (“Sulpizio”), and Cubic Corporation, a Delaware corporation (“Cubic”), each of Tumini, Faller, Sulpizio and Cubic being a stockholder of cVideo. Such stockholders are referred to individually herein as a “Stockholder” and collectively as the “Stockholders.” cVideo and the Stockholders are sometimes collectively referred to herein as the “Seller Parties.”

RECITALS

A. The parties have entered into that certain Asset Purchase and Sale Agreement dated November 10, 2005 (the “Agreement”); and

B. The parties desire to amend the Agreement pursuant to the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Definitions.Unless otherwise defined in this Amendment, all capitalized terms herein shall have the meanings ascribed to them in the Agreement.

2.  Acquisition Consideration. Section 2.1 of the Agreement is deleted in its entirety and replaced with the following:

“2.1 Acquisition Consideration. At the Closing SYS shall pay $1,549,835.67 to the payees listed and in the amounts described on Exhibit C, and an additional $50,000 to cVideo for its own use (collectively, the $1,549,835.67 and $50,000 are referred to as the “Acquisition Consideration”) .”

3.  Earnout Consideration. Section 2.2.1 of the Agreement is deleted in its entirety and replaced with the following:

“2.2.1 If revenues from the Business (as that term is defined in Section 2.2.2) for the period between the Closing Date and June 30, 2006 exceed $1,450,000, then SYS shall pay, not later than August 15, 2006, an additional $165,389.33 to cVideo, with the understanding that cVideo intends to use this money in satisfaction of liabilities owed by cVideo to the persons and in the amounts described on Exhibit B as “Excluded Liabilities of cVideo, Inc. Balance Sheet as of December 1, 2005”.”

4.  Executory Agreements. Section 2.4.2 of the Agreement is deleted in its entirety and replaced with the following:

“2.4.2 Executory Agreements. The accounts payable and the executory portion of those contracts, leases, license agreements, commitments and other agreements which are listed on Exhibit B to this Agreement excluding the list of Excluded Liabilities of the cVideo, Inc. Balance Sheet as of December 1, 2005, and provided that Seller’s obligations specified on Exhibit C shall be paid at Closing as provided for in Section 2.1.”

5.  Conditions to Obligations of SYS.Section 6.3.8 of the Agreement is deleted in its entirety and replaced with the following:

“6.3.8 cVideo shall have obtained the written agreement of Arden Realty to a termination of its office lease effective not later than April 30, 2006, on terms satisfactory to SYS, in its sole discretion.”

6.  Indemnification. The following Section 8.3 shall be added to the Agreement after Section 8.2:

“8.3 Mosler Indemnification. In addition to the indemnification provided for in Section 8.2 above, from and after the Closing, cVideo, Tumini, Faller and Sulpizio, jointly and severally, shall indemnify, defend (with counsel reasonably acceptable to SYS) and hold the SYS Indemnified Parties harmless from and against any and all Losses arising as a result of or incurred in connection with the Mosler bankruptcy. Losses may be obtained jointly and severally from cVideo, Tumini, Faller and Sulpizio. SYS shall not initiate contact with the trustee of the Mosler bankruptcy without first obtaining the written consent of cVideo. ”

7.  Exhibits and Disclosure Schedule. Exhibit A to the Agreement, Exhibit B to the Agreement, Exhibit C to the Agreement and the cVideo Disclosure Schedule to the Agreement are all deleted in their entirety and replaced with Exhibit A, attached hereto, Exhibit B attached hereto, Exhibit C, attached hereto, and the new cVideo Disclosure Schedule, attached hereto as Exhibit D.

8.  Counterparts. This Amendment may be executed in several counterparts that together shall be originals and constitute one and the same instrument. Each of the parties warrants to each of the other parties that the individual executing this Amendment on behalf of such party has the requisite authority to execute this Amendment and to bind such party to all the provisions of this Amendment.

9.  Continuing Validity. Except as expressly modified by this Amendment, the terms and conditions of the Agreement will remain unchanged and in full force and effect, and are expressly incorporated by reference in this Amendment. In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment will prevail.

[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

SYS

By: ____________________________________
Name: Clifton L. Cooke
Title: President

By: ____________________________________
Name: Michael W. Fink
Title: Secretary

cVIDEO

By: ____________________________________
Name: Alfonso Tumini
Title: President and Chief Executive Officer

By: ____________________________________
Name: Patrick Luedke
Title: Secretary

STOCKHOLDERS

__________________________________________
Alfonso Tumini

__________________________________________
Nelson Faller, individually and as Trustee of the Faller Family Trust

__________________________________________
Richard Sulpizio, individually and as Trustee of the Sulpizio Family Trust

Cubic Corporation

By: ______________________________
Name: ________________________
Title: ________________________

Exhibit A

Exhibit A to the Agreement

Exhibit B

Exhibit B to the Agreement

Exhibit C

Exhibit C to the Agreement

Exhibit D

cVideo Disclosure Schedule